Filed pursuant to Rule 424(b)(3)
Registration No. 333-261457

BLACKSTONE SENIOR FLOATING RATE 2027 TERM FUND

Supplement No. 6, dated November 15, 2024, to the Prospectus (the “Prospectus”) and the Statement of Additional Information (the “SAI”) dated January 26, 2022, for Common Shares of Beneficial Interest

Appointment of New Trustee, Chairman, President and Chief Executive Officer

On November 15, 2024, the Board of Trustees elected Daniel Leiter to serve as Trustee, Chairman of the Board, President and Chief Executive Officer of the Fund, effective November 15, 2024. Mr. Leiter is the Head of International for Blackstone Credit & Insurance and the Global Head of Liquid Credit Strategies (“LCS”). Prior to joining Blackstone in 2024, he worked at Morgan Stanley where he was most recently a Managing Director in Fixed Income. Mr. Leiter was also elected to serve as Trustee, Chairman of the Board, President and Chief Executive Officer of Blackstone Long-Short Credit Income Fund and Blackstone Strategic Credit 2027 Term Fund.

Mr. Leiter replaces Robert Zable as Trustee, Chairman of the Board, President and Chief Executive Officer of the Fund.

Appointment of New Chief Legal Officer and Secretary

On November 15, 2024, the Board of Trustees elected Kevin Michel to serve as Chief Legal Officer and Secretary, effective November 15, 2024. Mr. Michel is a Managing Director in the Legal & Compliance Group at Blackstone. He joined Blackstone in 2015 and is involved in the legal structuring and management of Blackstone’s retail-focused funds, with a particular focus on investment companies registered under the Investment Company Act of 1940. Mr. Michel was also elected to serve as Chief Legal Officer and Secretary of Blackstone Long-Short Credit Income Fund and Blackstone Strategic Credit 2027 Term Fund.

Mr. Michel replaces Marisa Beeney as Chief Legal Officer and Secretary of the Fund.

Updates to Portfolio Management Team

On November 15, 2024, the Adviser announced changes to the Fund’s portfolio management team, effective November 15, 2024. Daniel McMullen and Meghan Fornshell have been added as portfolio managers of the Fund. Gordon McKemie has stepped down as a portfolio manager of the Fund because his role at Blackstone Credit & Insurance has evolved away from the day-to-day management of the Fund. Robert Zable has stepped down as a portfolio manager of the Fund due to his upcoming resignation from the Adviser. Robert Post remains as a portfolio manager of the Fund.

Mr. McMullen is a Senior Managing Director and the Head of Loan Strategies for Blackstone Credit & Insurance’s LCS group. He joined Blackstone in 2002 and is additionally the Senior Portfolio Manager for LCS U.S. loan separately managed accounts, commingled funds, and exchanged traded funds.

Ms. Fornshell is a Principal and a portfolio manager at Blackstone Credit & Insurance, focused on US loan strategies. She joined Blackstone in 2018.

There will be no change to the Fund’s strategies, investment objectives, or policies as a result of these changes to the portfolio management team.

The following information replaces the information under “Interested Trustee” in the table under “Board of Trustees” on page 14 of the SAI:

Name and Year of Birth	Position(s) Held With Registrant	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex(1) Overseen by the Trustee	Other Directorships Held by the Trustee During Past Five Years
Daniel Leiter Birth Year: 1983	Chairman of the Board, President, Chief Executive Officer, Trustee	Since 2024 Class II	Dan Leiter is the Head of International for Blackstone Credit & Insurance and the Global Head of Liquid Credit Strategies. Prior to joining Blackstone in 2024, Mr. Leiter worked at Morgan Stanley where he was most recently a Managing Director in Fixed Income.	3	None

(3)	“Interested person” of the Fund as defined in Section 2(a)(19) of the 1940 Act. Mr. Leiter is an interested person due to his employment with the Adviser.

The following clause replaces the clause beginning after the second semi-colon in the first sentence under “Experience of Trustees” on page 14 of the SAI:

; as to each Trustee other than Mr. Leiter, his status as not being an “interested person” as defined in the 1940 Act; and, as to Mr. Leiter, his role with Blackstone Credit & Insurance and Blackstone Inc.

The following clause replaces the description of Mr. Zable’s experience in the third sentence under “Experience of Trustees” on page 15 of the SAI:

; and Mr. Leiter, experience as an executive and portfolio manager and leadership roles with Blackstone Credit & Insurance’s Liquid Credit Strategies group.

The following information replaces the information under “Interested Trustees” in the table under “Share Ownership” on page 15 of the SAI:

Name of Trustee	Dollar Range(1) of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities Overseen by Trustee in the Family of Investment Companies(2)
Daniel Leiter	$0	$0

The following information replaces the information under “Interested Trustees” in the table under “Compensation of Trustees” on page 16 of the SAI:

Name of Trustee	Aggregate Compensation from the Fund	Total Compensation from the Fund and Fund Complex Paid to Trustees(1)
Daniel Leiter	$0	$0

The following information replaces the information in the row where Mr. Zable’s name appears in the table under “Officers of the Fund” on page 18 of the SAI:

Name and Year of Birth	Position(s) Held With Registrant	Length of Time Served	Principal Occupation During Past Five Years	Number of Registered Investment Companies in Fund Complex Overseen
Daniel Leiter Birth Year: 1983	Trustee, Chairman of the Board, President, Chief Executive Officer	Since 2024	Dan Leiter is the Head of International for Blackstone Credit & Insurance and the Global Head of Liquid Credit Strategies. Prior to joining Blackstone in 2024, Mr. Leiter worked at Morgan Stanley where he was most recently a Managing Director in Fixed Income. At Morgan Stanley, Mr. Leiter was globally responsible for the Securitized Products Trading and Alternative Financing businesses. He was also the head of European Securitized Products across all business lines including trading, sales, structuring and lending.	3

The following information replaces the information in the row where Ms. Beeney’s name appears in the table under “Officers of the Fund” on page 18 of the SAI:

Name and Year of Birth	Position(s) Held With Registrant	Length of Time Served	Principal Occupation During Past Five Years	Number of Registered Investment Companies in Fund Complex Overseen
Kevin Michel Birth Year: 1986	Chief Legal Officer and Secretary	Since 2024	Kevin Michel is a Managing Director in the Legal & Compliance Group at Blackstone. He joined Blackstone in 2015 and is involved in the legal structuring and management of Blackstone’s retail-focused funds, with a particular focus on investment companies registered under the Investment Company Act of 1940. Before joining Blackstone in 2015, Mr. Michel was an Associate in the Asset Management Group of Willkie Farr & Gallagher LLP, where he focused on the formation and operation of hedge funds and registered investment companies.	3

The following information replaces the information under “Portfolio Managers” where Mr. Zable’s name appears on page 21 of the SAI:

As of September 30, 2024, Daniel McMullen managed, or was a member of the management team for, the following client accounts:

	Number of Accounts	Assets of Accounts	Number of Accounts Subject to a Performance Fee	Assets Subject to a Performance Fee
Registered Investment Companies	4	$7,426,617,287.09	0	$—
Pooled Investment Vehicles Other Than Registered Investment Companies	2	$1,350,129,854.43	0	$—
Other Accounts	16	$8,140,634,634.75	0	$—

The following information replaces the information under “Portfolio Managers” where Mr. McKemie’s name appears on page 21 of the SAI:

As of September 30, 2024, Meghan Fornshell managed, or was a member of the management team for, the following client accounts:

	Number of Accounts	Assets of Accounts	Number of Accounts Subject to a Performance Fee	Assets Subject to a Performance Fee
Registered Investment Companies	2	$1,165,184,180.50	0	$—
Pooled Investment Vehicles Other Than Registered Investment Companies	64	$28,293,032,392.90	64	$28,293,032,392.90
Other Accounts	3	$968,210,392.45	1	$30,038,323.91

The following information replaces the lines under “Discretionary Compensation” where Mr. Zable’s and Mr. McKemie’s names appear in the “Securities Ownership of Portfolio Managers” table on page 22 of the SAI:

Name of Portfolio Manager	Dollar Range of Equity Securities in the Fund
Daniel McMullen	None
Meghan Fornshell	None

The following information replaces the information where Mr. Zable’s and Mr. McKemie’s names appear under “Investment Team” on page 86:

Daniel McMullen is a Senior Managing Director and the Head of Loan Strategies for Blackstone Credit & Insurance’s LCS group. He joined Blackstone in 2002 and is additionally the Senior Portfolio Manager for LCS U.S. loan separately managed accounts, commingled funds, and exchanged traded funds.

Meghan Fornshell is a Principal and a portfolio manager at Blackstone Credit & Insurance, focused on US loan strategies. She joined Blackstone in 2018.

Capitalized terms not defined herein have the meanings assigned to them in the Prospectus or SAI, as applicable.

Please retain this supplement for future reference.